                                                                    Exhibit 12.1

World Access, Inc.
Schedule of Earnings to Fixed Charges

                                                        Year
                                                       Ended                         Six Months Ended
                                                    December 31                           June 30
                                   1994     1995      1996      1997       1998        1998      1999
                                  -------   -----   --------   -------   ---------   --------   ------
                                                         (DOLLARS IN THOUSANDS)
Earnings:

Income (loss), excluding
  minority interest in pre-tax
  earnings of subsidiaries,
  before income taxes from
  continuing operations           $(2,079)  $(389)  $(1,155)   $13,142   $(117,695)  $(21,273)  $17,750

Interest expense                      523     449        40      1,040       6,832      2,958     4,604

Amortization of debt issue costs       48      48        57        226         409        413       529

Portion of rents representative
  of an interest factor                70     130       231        353         630        191       551
                                  -------   -----   -------    -------   ---------   --------   -------
  Total earnings                  $(1,438)  $ 238   $  (827)   $14,761   $(109,824)  $(17,711)  $23,434
                                  =======   =====   =======    =======   =========   ========   =======
Fixed Charges:

Interest expense                  $   523   $ 449   $    40    $ 1,040   $   6,832   $  2,958   $ 4,604

Amortization of debt issue costs       48      48        57        226         409        413       529

Portion of rents representative
  of an interest factor                70     130       231        353         630        191       551
                                  -------   -----   -------    -------   ---------   --------   -------
  Total fixed charges             $   641   $ 627   $   328    $ 1,619   $   7,871   $  3,562   $ 5,684
                                  =======   =====   =======    =======   =========   ========   =======
Ratio of Earnings to Fixed
  Charges                                                          9.1                              4.1
                                                               =======                        =========
Deficiency of Earnings
  to Fixed Charges                $(2,079)  $(389)  $(1,155)             $(117,695)  $(21,273)
                                  =======   =====   =======              =========   ========